Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

WHEELER REIT, L.P.

DESIGNATION OF SERIES D

CUMULATIVE CONVERTIBLE PREFERRED UNITS

September 16, 2016

Pursuant to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of the Series D Cumulative Convertible Preferred Stock, without par value per share (the “Series D Preferred Stock”), of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, and the issuance to the General Partner of Series D Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series D Preferred Stock to the Partnership:

1. Designation and Number. A series of Preferred Units (as defined below), designated the “Series D Cumulative Convertible Preferred Units” (the “Series D Preferred Units”), is hereby established. The number of authorized Series D Preferred Units shall be 2,500,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement, including any amendments thereto. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on September 16, 2016 designating the terms, rights and preferences of the Series D Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 7.

“Common Stock” means the common stock, $0.01 par value per share, of the General Partner.

“Default Rate” shall have the meaning provided in Section 5(e).

“Distribution Period” shall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Initial Rate” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall mean Wheeler REIT, L.P., a Virginia limited partnership.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 7.1 of the Partnership Agreement.

“Redemption and Paying Agent” shall have the meaning provided in Section 5(e).

“Senior Units” shall have the meaning provided in Section 4.

“Series D Preferred Return” shall have the meaning provided in Section 5(a).

“Series D Preferred Stock” shall have the meaning provided in the recital above.

“Series D Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series D Preferred Units” shall have the meaning provided in Section 1.

3. Maturity. The Series D Preferred Units have no stated maturity and will not be subject to any sinking fund or, except as set forth herein, mandatory redemption.

4. Rank. The Series D Preferred Units, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, will rank (a) senior to the Partnership’s Partnership Common Units and to any other class or series of Partnership Units of the Partnership issued in the future, unless the terms of such Partnership Units expressly provide that it ranks senior to, or on parity with, the Series D Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (together with the Partnership Common Units, the “Junior Units”); (b) on a parity with any class or series of Partnership Units of the Partnership, the terms of which expressly provide that it ranks on a parity with the Series D Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, including the Partnership’s Series A Preferred Units and Series B Preferred Units (the “Parity Preferred Units”); and (c) junior to any class or series of Partnership Units of the Partnership, the terms of which expressly provide that it ranks senior to the Series D Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (the “Senior Units”), and to all existing and future debt obligations of the Partnership. The term “Partnership Units” does not include convertible or exchangeable debt securities. The Series D Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5. Distributions.

(a) Subject to the preferential rights of the holders of any class or series of Partnership Units of the Partnership ranking senior to the Series D Preferred Units with respect to priority of distribution payments, holders of the Series D Preferred Units are entitled to receive, when and as authorized by the General Partner and declared by the Partnership, out of funds legally available for the payment of distributions, preferential cumulative cash distributions. From the date of original issue of the Series D Preferred Units (or the date of issue of any Series D Preferred Units issued after September 21, 2016) to, but not including, September 21, 2023, the Partnership shall pay cumulative cash distributions on the Series D Preferred Units at the rate of 8.75% per annum of the $25.00 liquidation preference per Series D Preferred Unit (equivalent to a fixed annual amount of $2.1875 per unit) (the “Initial Rate”). The amount of the first distribution payable on an issuance of Series D Preferred Units shall be pro rated based on the ratio of the number of days from and including the date of original issue of the Series D Preferred Units to and including the day preceding the first day of the next succeeding Distribution Period over the number of days commencing on July 1, 2016 to and including the day preceding the first day of the next succeeding Distribution Period. Commencing September 21, 2023, the Partnership shall pay cumulative cash distributions on the Series D Preferred Units at an annual distribution rate of the Initial Rate increased by two percent of the $25.00 liquidation preference per unit, which shall increase by an additional two percent of the $25.00 liquidation preference per unit on each subsequent anniversary thereafter, subject to a maximum annual distribution rate of 8.75%. Distributions on the Series D Preferred Units shall accrue and be cumulative from (and including) the date of original issue or the end of the most recent Distribution Period (as defined below) for which distributions on the Series D Preferred Units have been paid and shall be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year or, if such date is not a Business Day (as defined below), on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Series D Preferred Unit Distribution Payment Date”). A “Distribution Period” is the respective period commencing on and including January 1st, April 1st, July 1st and October 1st of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period and the Distribution Period during which any units of Series D Preferred Units shall be redeemed or otherwise acquired by the Partnership). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any distribution payable on the Series D Preferred Units for any Distribution Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record of the Series D Preferred Units as they appear in the records of the Partnership at the close of business on the 30th day of the month preceding the month in which the applicable Series D Preferred Unit Distribution Payment falls, i.e., December 30th, March 30th, June 30th and September 30th (each, a “Distribution Record Date”). The term “Series D Preferred Return” shall mean the aggregate amount of distributions on the Series D Preferred Units to which the holders of such units shall be entitled in any Partnership Year.

(b) No distributions on the Series D Preferred Units shall be authorized by the General Partner or declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 5(b), distributions on the Series D Preferred Units will accrue whether or not the Partnership has earnings, whether there are funds legally available for the payment of such distributions and whether or not such distributions are authorized by the General Partner or declared by the Partnership. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series D Preferred Units which may be in arrears. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Units and any class or series of Parity Preferred Units, all distributions declared upon the Series D Preferred Units and any class or series of Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series D Preferred Unit and such class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series D Preferred Unit and such class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series D Preferred Units have been, or are concurrently therewith, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods, no distributions (other than a distribution in units of Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution of cash or other property be declared and made, directly or indirectly, by the Partnership upon the Junior Units or the Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units), directly or indirectly, by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Series D Preferred Units, Junior Units or Parity Preferred Units pursuant to the Partnership Agreement to the extent necessary to preserve the General Partner’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Units). Holders of Series D Preferred Units shall not be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative distributions on the Series D Preferred Units as provided above. Any distribution payment made on the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series D Preferred Units will accrue as of the Series D Preferred Unit Distribution Payment Date on which they first become payable.

(e) Notwithstanding anything to the contrary set forth above, the applicable distribution rate for each day during a Default Period (as defined below) shall be equal to the then-current distribution rate plus two percent per annum of the $25.00 liquidation preference per unit, or $0.50 per annum (the “Default Rate”). Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series D Preferred Units shall commence on a date the Partnership fails to deposit sufficient funds for the payment of distributions as required in connection with a Series D Preferred Unit Distribution Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid distributions as of the most recent Series D Preferred Unit Distribution

Payment Date and any unpaid redemption price as of the most recent redemption date has or have been deposited irrevocably in trust in same-day funds with the Partnership’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any distribution or any redemption price due (if such default is not solely due to the Partnership’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Series D Preferred Unit Distribution Payment Date or redemption date.

6. Conversion. The Series D Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

(a) In the event that the Series D Preferred Stock of the General Partner is converted into Common Stock of the General Partner in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series D Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Partnership Common Units equal to the number of Common Stock issued upon conversion of such Series D Preferred Stock. Any such conversion will be effective at the same time the conversion of Series D Preferred Stock into Common Stock is effective.

(b) No fractional units will be issued in connection with the conversion of Series D Preferred Units into Partnership Common Units. In lieu of fractional Partnership Common Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a share of Common Stock on the date the Series D Preferred Stock is surrendered for conversion by a holder thereof.

7. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series D Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series D Preferred Units and the liquidation preference on any class or series of Parity Preferred Units, all assets distributed to the holders of the Series D Preferred Units and any class or series of Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series D Preferred Unit and such class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference (including any accrued but unpaid distributions) per Series D Preferred Unit and such class or series of Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series D Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

8. Redemption. In connection with any redemption by the General Partner of any shares of Series D Preferred Stock pursuant to Sections 6, 7, 8, 9 or 10 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series D Preferred Units held by the General Partner. As consideration for the redemption of such Series D Preferred Units, the Partnership shall deliver to the General Partner (i) an amount of cash equal to the amount of cash, if any, paid by the General Partner to the holder of such shares of Series D Preferred Stock in connection with the redemption thereof and (ii) a number of Partnership Common Units equal to the number of shares of Common Stock, if any, issued by the General Partner to the holder of such shares of Series D Preferred Stock in connection with the redemption thereof.

9. Voting Rights. Holders of the Series D Preferred Units will not have any voting rights.

10. Priority Allocation.

Section 6.2 of the Partnership Agreement is hereby amended to include Section 6.2.D as follows:

D. Priority Allocation. After giving effect to the allocations set forth in Sections 6.4 hereof, but before giving effect to the allocations set forth in Section 6.2.A, Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 6.2.D for the current and all prior Partnership Years equals the aggregate amount of the Series A, Series B and Series D Preferred Return paid to or accrued by the General Partner for the current and all prior Partnership Years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A, Series B and Series D Preferred Returns with respect to the Series A, Series B and Series D Preferred Unit Distribution Payment Dates occurring in January if the General Partner sets the Distribution Record Dates for such Series A, Series B and Series D Preferred Unit Distribution Payment Dates on or prior to December 31 of the previous Partnership Year. For purposes of this Section 6.2.D, “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of the definition of “Net Income” herein.

11. Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland real estate investment trust

By:	/s/ Jon S. Wheeler
Name:	Jon S. Wheeler
Title:	Chairman and Chief Executive Officer